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[LOGO]                                                              EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                                             Illinois Superconductor Corporation
                                                       Steve Wasko, 847-391-9400
                                                  Mary K. Williams, 847-391-9400
                                               Internet:  mary_williams@ilsc.com


                       ILLINOIS SUPERCONDUCTOR ANNOUNCES
                       RESIGNATION OF MICHAEL J. FRIDUSS

     Mount Prospect, IL (July 16, 1997) -- Illinois Superconductor Corporation (Nasdaq: ISCO) was notified yesterday that Michael J. Friduss resigned from the board of directors citing time commitments related to his growing consulting business.

     "I have enjoyed my time serving on the Illinois Superconductor board, but unfortunately my rapidly growing consulting practice precludes me from devoting the necessary time and attention to a growing technology company," said Friduss, commenting on his resignation.

     "At the same time, I am confident that the company's technology and products will succeed in the growing wireless marketplace," Friduss continued.

     Commenting on Friduss' resignation, Ora E. Smith, chairman of the board said, "We would like to thank Mike for his dedicated service as a director. Mike's experience as a consultant to the telecommunications industry was a valuable asset to us and we appreciate his freely offering his industry expertise to the board."

     The company has no immediate plans to replace Mr. Friduss.

     Illinois Superconductor Corporation is a leader in the commercialization of high temperature superconducting technology for the wireless telecommunications industry. The company develops, manufactures, and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone and other wireless telecommunications services.

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